Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of January 1, 2008 (the “Effective Date”), by and between World Fuel Services, Inc., a Texas corporation (the “Company”) and Michael S. Clementi (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed by the Company on an at will basis;

WHEREAS, Executive and the Company now desire to enter into an Employment Agreement pursuant to the terms and conditions set forth herein that will become effective on the Effective Date;

NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to the following:

1. Employment. The Company hereby employs Executive for a term (“Employment Term”) commencing on the Effective Date and ending on the earlier of December 31, 2010 or the date on which Executive’s employment is terminated pursuant to Section 3 of this Agreement, to serve as President of the Aviation Segment of the Company, and to perform such services and duties as are consistent with such position. Executive hereby accepts such employment. During the term of his employment hereunder, Executive shall devote his full attention, knowledge and skills faithfully, diligently and to the best of his ability to perform his duties hereunder, and Executive shall not engage in any venture or activity which materially interferes with Executive’s performance of his duties hereunder. The Executive shall also comply with the World Fuel Services Corporation (“WFSC”) Code of Corporate Conduct and Ethics, the WFSC’s Securities Trading Policy and any other related corporate and personnel policies generally applicable to executives or employees of WFSC and its subsidiaries and affiliates (the “Corporate Policies”), copies of which have been provided to Executive, as such Corporate Policies may be amended from time to time (and Executive agrees that such amendments shall become binding when promulgated, without further consideration). Executive undertakes and agrees to comply fully with the Corporate Policies which are hereby incorporated by reference.

1.1 Renewal Notice. The Employment Term shall automatically extend for successive one (1) year terms unless either the Company or Executive provides the other with written notice (the “No Renewal Notice”) at least sixty (60) days prior to the date on which the Employment Term otherwise would expire, that he or it does not intend to renew or extend Executive’s employment at the end of the Employment Term.

2. Compensation and Benefits. During the Employment Term, the Company shall pay Executive the compensation and other amounts set forth below.

2.1 Salary. The Company shall pay Executive an annual salary (“Salary”) of $500,000 per year, payable in installments according to the Company’s regular payroll practices and subject to such deductions as may be required by law.

2.2 Compensation/Benefit Programs. Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter generally offered by the Company to its senior executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

2.3 [Intentionally deleted]

2.4 Bonuses.

(a) Subject to the terms of the World Fuel Services Corporation (“WFSC”) 2003 Executive Incentive Plan (the “2003 Plan”) or such other bonus plan as WFSC shall from time to time maintain for senior executives of WFSC and its subsidiaries (the “Bonus Plan”), Executive shall be eligible to receive a cash bonus (the “Bonus”) for each calendar year ending within the Employment Term (each a “Bonus Period”) in accordance with the attached Exhibit A. Executive acknowledges that he is familiar with the terms of the Bonus Plan and agrees that the terms of the Bonus Plan, as amended from time to time, are incorporated herein by this reference. The Board of Directors of WFSC shall amend the 2003 Plan, to increase the limits on awards payable thereunder, or shall adopt a new plan with limits sufficient, in order that the entire amount of any Bonus payable to the Executive in accordance with the attached Exhibit A would qualify as performance based compensation that is exempt from the $1,000,000 deduction limitation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall submit the material terms of the amended or new plan, to WFSC’s shareholders for approval at WFSC’s 2008 annual shareholder’s meeting. Payment of any Bonus in excess of the limits currently in effect under the 2003 Plan shall be conditioned upon obtaining the foregoing shareholder approval. If WFSC’s shareholders do not approve the material terms of the amended or new plan then the payment of any portion of the Bonus causing Executive’s compensation to exceed the limitation under Section 162(m)(i) of the Code during any fiscal year of the Company (the “Excess Amount”) will be deferred until the earliest fiscal year of the Company in which the Excess Amount (or the portion thereof that is paid) could be deducted taking into account any limitations under Section 162(m)(i) of the Code. Any Excess Amount shall earn interest at the prime rate as published in the Wall Street Journal (the “Prime Rate”) until such amount is paid to the Executive. The Company shall hold any Excess Amount, including any interest earned thereon, in trust for Executive until such amount is paid to Executive in accordance with the terms hereof; provided, that all amounts held in trust for Executive shall be subject to the claims of the creditors of the Company.

(b) Within 30 days of the execution of this Agreement, the Company shall pay to Executive a sign-on bonus in the amount of $250,000.

2.5 Long-Term Incentive Awards.

(a) Subject to the terms of the WFSC 2006 Omnibus Plan or such other equity plan as WFSC shall maintain from time to time for senior executives of WFSC and its subsidiaries (the “Equity Plan”), Executive shall be eligible to receive a restricted stock award (a “Restricted Stock Unit Award”) for each Bonus Period in accordance with the attached Exhibit A. Except as otherwise provided in Sections 3.2 and 3.3 hereof, fifty percent (50%) of each Restricted Stock Unit Award shall vest on each of the third and fourth anniversaries of the date of grant; provided that Executive is continuously employed by the Company or its subsidiaries or affiliates from the date of grant through the applicable vesting date. Each Restricted Stock Unit Award shall also be subject to the terms and conditions set forth in the Restricted Stock Unit Agreement attached hereto as Exhibit B (the “Restricted Stock Unit Award Agreements”). Executive acknowledges that he is familiar with the terms of the Equity Plan, and agrees that the terms of the Equity Plan, as amended from time to time, are incorporated herein by this reference.

(b) Upon execution of this Agreement, the Executive shall have the right to receive a grant of 50,000 stock settled stock appreciation rights (the “SSAR Award”) pursuant to the Equity Plan and subject to the terms and conditions set forth in the Stock Settled Stock Appreciation Rights Agreement attached hereto as Exhibit C (the “SSAR Award Agreement”). Provided that this Agreement is executed by the parties on or before March 14, 2008, the grant date of the SSAR Award shall be March 15, 2008. In the event this Agreement is executed by the parties after March 14, 2008, the grant date of the SSAR Award shall be determined by the Compensation Committee of the Board of Directors of WFSC in its discretion. Except as otherwise provided in Sections 3.2 and 3.3 hereof, fifty percent (50%) of the SSAR Award shall vest on each of the third and fifth anniversaries of the date of grant, provided that Executive is continuously employed by the Company or its subsidiaries or affiliates from the date of grant through the applicable vesting date.

2.6 Reimbursement of Expenses. Upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse Executive for all reasonable expenses actually paid or incurred by Executive during the Employment Term in the course of and pursuant to the business of the Company. Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

2.7 Paid Time Off. Executive shall be entitled to twenty-five (25) days of paid time off (“PTO”) each calendar year during the Employment Term, to be taken at such times as Executive and the Company shall mutually determine and provided that no PTO shall significantly interfere with the duties required to be rendered by Executive hereunder. Any PTO not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year.

3. Termination.

3.1 Reasons for Termination. The Employment Term, and Executive’s employment pursuant to this Agreement, shall be terminated by the first to occur of the following events:

(a) The death of Executive;

(b) The Disability of Executive. Disability as used herein shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform, with or without reasonable accommodation, the essential functions of his employment duties for the Company for a period of ninety (90) consecutive days or an aggregate of one hundred eighty (180) days within any period of twelve (12) consecutive months during the Employment Term. The determination as to whether Executive has suffered a Disability shall be made by the Company, in consultation with one or more physicians selected by the Company, and the Company’s determination as to Disability shall be binding on Executive. The Executive agrees to submit to any examinations by one or more physicians selected by the Company as the Company reasonably may determine to be necessary or appropriate in order for it to determine whether a Disability exists; or

(c) The resignation by Executive with or without Good Reason (as defined in Section 3.3(c) hereof) upon not less than thirty (30) days prior written notice; or

(d) The discharge of Executive by the Company with or without Cause. Cause as used herein shall mean any of the following by Executive:

(i) the willful, material failure by the Executive to perform his duties to the Company, that are consistent with Executive’s position, or to comply with his obligations under this Agreement, or his willful, material failure to carry out the reasonable and lawful directions of the Company’s Board of Directors provided, in any such case, that Executive has received a written demand for cure by the Company’s Board of Directors, which Executive fails to cure promptly;

(ii) Executive’s gross negligence or willful misconduct which is injurious to the Company, monetarily or otherwise, including but not limited to fraud, misappropriation or embezzlement by the Executive;

(iii) use of alcohol, drugs or other similar substances during work hours, other than at a Company sanctioned event, or at any time in a manner that adversely affects Executive’s work performance;

(iv) the Executive’s being charged with a criminal offense that is any felony or is a misdemeanor involving moral turpitude; or

(v) a material breach by the Executive of this Agreement (including without limitation any material breach of any Corporate Policy) which by its nature cannot be cured under subsection (i).

3.2 Effects of Termination.

(a) Death or Disability. Upon termination pursuant to Section 3.1(a) or 3.1(b) hereof, Executive shall be entitled to receive: (i) all compensation and benefits provided in Sections 2.1, 2.2, 2.6 and 2.7 that have accrued on or before the date of termination, and any Bonus under Section 2.4 for any Bonus Period ending on or before the date (sometimes hereinafter referred to as the “Termination Date”) on which Executive’s employment is terminated (such amounts collectively referred to as the “Accrued Obligations”), payable as and when they otherwise would have been payable, (ii) a prorated Bonus for the calendar year in which his employment is terminated, but only if he would have earned a Bonus had he remained employed by the Company for that entire calendar year. Prorations of Bonus under this Agreement shall be made by multiplying the full year Bonus earned pursuant to the Bonus Plan by a fraction, the numerator of which is the number of days Executive was employed in the calendar year in question, and the denominator of which is 365. Any prorated Bonus paid pursuant to this Section 3.2 shall be paid on the same date that bonuses are paid under the Bonus Plan. In addition, Executive shall be entitled to any rights afforded Executive on account of such termination under any Restricted Stock Unit Award Agreements, the SSAR Agreement, or any other equity award agreements granted by the Company (collectively, the “Equity Award Agreements”).

(b) Termination by Company. Upon termination of Executive’s employment by the Company pursuant to Section 3.1(d) of this Agreement, Executive shall be entitled to receive the Accrued Obligations, payable or provided as and when they otherwise would have been payable; provided that if such termination is with Cause, Executive shall not be entitled to receive any Bonus payable pursuant to Section 2.4 hereof. In addition, in the event Executive’s employment is terminated by the Company pursuant to Section 3.1(d) of this Agreement without Cause, then subject to the terms and conditions set forth in Section 3.2(e) hereof, the Company shall: (i) continue to pay to Executive the Base Salary (at the rate in effect immediately prior to the Termination Date) for the 24 month period immediately following the Termination Date in accordance with the Company’s standard payroll practices; (ii) continue to provide Executive and his covered dependents coverage under the Company’s health insurance plans, as in effect after the date of termination, at the same coverage provided to employees of the Company until the earlier of (1) the end of the period during which Executive shall be eligible for coverage under the Company health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time (“COBRA”), and (2) the date Executive becomes eligible for health insurance benefits on account of employment or services provided to any other person or entity; provided, however, that as a condition of such benefits, the Company may require Executive to elect to continue his health insurance pursuant to COBRA, and (iii) pay to Executive, within 5 business days following the last day of the Restricted Period (as defined in Section 4.1 hereof), a lump sum payment of $1,500,000. In addition, upon termination of Executive’s employment by the Company pursuant to Section 3.1(d) of this Agreement without Cause, Executive shall be entitled to any rights afforded Executive on account of such termination under any Equity Award Agreements.

(c) Termination by Executive. Subject to Section 3.3 hereof, in the event that Executive terminates his employment pursuant to Section 3.1(c) of this Agreement, at any time, and for any reason or no reason, Executive only shall be entitled to receive the Accrued Obligations (excluding any Bonus payable pursuant to Section 2.4 hereof), payable as and when they otherwise would be payable. In addition, Executive shall be entitled to any rights afforded Executive on account of such termination under any Equity Award Agreements.

(d) Expiration of Employment Term.

(i) In the event that the Employment Term expires for any reason other than the Company providing to Executive its No Renewal Notice and Executive’s employment with the Company terminates on such expiration date, Executive only shall be entitled to receive the Accrued Obligations, payable as and when they otherwise would have been payable.

(ii) In the event that the Employment Term expires by reason of the Company providing to Executive its No Renewal Notice and Executive’s employment with the Company terminates on such expiration date, then Executive shall be entitled to receive the Accrued Obligations, and, subject to the terms and conditions set forth in Section 3.2(e) hereof, the Company shall: (1) continue to pay to Executive the Base Salary (at the rate in effect immediately prior to the Termination Date) for the 12 month period immediately following the Termination Date, in accordance with the Company’s standard payroll practices; (2) continue to provide Executive and his covered dependants coverage under the Company’s health insurance plans, as in effect after the date of termination, at the same coverage provided to employees of the Company until the earlier of (A) the end of the period during which Executive shall be eligible for coverage pursuant to COBRA under the Company health plans, and (B) the date Executive becomes eligible for health insurance benefits on account of employment for services provided to any other person or entity; provided, however, that as a condition of such benefits, the Company may require Executive to elect to continue his health insurance pursuant to COBRA, and (3) pay to Executive, within 5 business days following the last day of the Restricted Period (as defined in Section 4.1 hereof), a lump sum payment of $750,000.

(iii) In addition to the amounts payable under clause (i) or (ii) hereof, as applicable, in the event that the Employment Term expires for any reason, Executive shall be entitled to any rights on account of such termination under any Equity Award Agreements.

(e) The amounts payable or to be provided by the Company (other than the Accrued Obligations), pursuant to Section 3.1(b) or (d) or Section 3.3 hereof, shall not be payable, provided, or vest, as applicable, if: (i) Executive fails to comply in any material respect with any provision of Sections 4 or 6 of this Agreement, other than an insubstantial and an inadvertent failure not occurring in bad faith and which is remedied by Executive within five (5) days after receipt of notice thereof given by the Company; or (ii) if requested by the Company to do so, Executive fails to provide up to ten hours per calendar month of consulting services (including any travel time) to the Company as reasonably requested by the Company, at such times and places as shall be mutually agreeable to the Company and Executive, and subject to the Company reimbursing Executive for his reasonable expenses in providing such consulting services.

3.3 Change of Control Provision.

(a) Notwithstanding anything to the contrary set forth in this Agreement, if at any time within the two (2) year period immediately following a Change of Control (as defined below) Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, then instead of any amounts otherwise payable to Executive under any other provisions of this Section 3, the Company shall: (i) pay or provide to Executive the Accrued Obligations, as and when they otherwise would have been payable; (ii) pay to Executive an amount equal to the sum of (1) two times the annual Base Salary that Executive was entitled to receive at the rate immediately prior to the Termination Date plus (2) the greater of (x) the annual Base Salary that Executive was entitled to receive at the rate immediately prior to the Termination Date, and (y) the average of the annual bonuses paid by the Company for the 3 most recently completed calendar years ending on or before the Termination Date (including years prior to the Effective Date), such amount to be payable in 24 equal consecutive monthly installments commencing on the first monthly anniversary of the Termination Date; and (iii) continue to provide Executive and his covered dependents coverage under the Company’s health insurance plans, as in effect after the Termination Date, at the same coverage provided to employees of the Company until the earlier of (1) the end of the period during which Executive shall be eligible for coverage under the Company health plans pursuant to COBRA and (2) the date Executive becomes eligible for health insurance benefits on account of employment or services provided to any other person or entity; provided, however, that as a condition of such benefits, the Company may require Executive to elect to continue his health insurance pursuant to COBRA. In addition, Executive shall be entitled to any rights afforded Executive on account of such termination under any Equity Award Agreements.

(b) As used herein, “Change of Control” shall have the meaning assigned to such term in the Company’s By-Laws, as amended from time to time, which By-Laws are incorporated herein by this reference.

(c) As used herein, “Good Reason” means the occurrence of any of the following after the occurrence of a Change in Control:

(i) the assignment to Executive of any duties inconsistent in any material respect with the Executive’s position (including status, title and reporting requirements), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after notice thereof given by Executive;

(ii) any reduction in, or failure to pay, the Executive’s base salary, other than a reduction or failure that is remedied by the Company within 15 days after notice thereof given by Executive;

(iii) within the two (2) year period following a Change in Control, any failure by the Company to provide Executive with bonus and equity opportunities, or employee benefits and perquisites in the aggregate, that are not less than those provided to Executive in the calendar year immediately preceding the Change in Control, other than a failure not occurring in bad faith and that is remedied by the Company within 15 days after receipt of notice thereof given by Executive; or

(iv) the Company’s requiring Executive to be based at any office or location outside of Miami-Dade or Broward County, Florida, except for travel reasonably required in the performance of Executive’s responsibilities, consistent with Executive’s position

Good Reason shall not be deemed to exist unless the Executive’s termination of employment for Good Reason occurs within six (6) months following the initial existence of one of the foregoing conditions, the Executive provides the Company with written notice of the existence of such condition within ninety (90) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

(d) (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the tax on excess parachute payments imposed on the Executive under Section 4999 of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement shall be reduced but only if and to the extent that the after-tax present value of the Payments as so reduced would exceed the after-tax present value of the Payments received by Executive before such reduction. For purposes of this Section 3.3(d), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(ii) All determinations required to be made under this Section 3.3(d) shall be made by the Company’s independent auditor (the “Auditor”), which shall provide detailed supporting calculations both to the Company and Executive within twenty (20) business days of the date of termination or such earlier time as is requested by the Company. Any such determination by the Auditor shall be binding upon the Company and Executive. Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 3.3(d), provided that, if Executive does not make such determination within ten (10) business days of the receipt of the calculations made by the Auditor, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 3.3(d) and shall notify Executive promptly of such election. Within five (5) business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement, after any reductions required under this Section 3.3(d). All fees and expenses of the Auditors incurred in connection with the determinations contemplated by this Section 3.3(d) shall be borne by the Company.

3.4 Release. Payment or provision of the amounts or benefits, and vesting of Restricted Stock Units and the SSAR Award, pursuant to Sections 3.2 and 3.3 (other than the Accrued Obligations) shall in each case be contingent upon Executive’s execution of a general release of any and all claims Executive may or could have against the Company, and its subsidiaries and affiliates, and any of their respective officers, directors, employees, agents and representatives) in the form attached as Exhibit D hereto (subject to such modifications as the Company reasonably may request).

3.5 Right to Offset. Any amounts payable to Executive under this Section 3 other than Accrued Obligations shall be reduced by the amount of the Executive’s earnings from other employment, of which Executive agrees to promptly inform the Company in writing. The Company reserves the right to offset the amounts and benefits payable under this Section 3, by any advance, reimbursement or other monies owed by Executive to the Company or any of its subsidiaries or affiliates.

4. Covenants Against Unfair Competition; Disclosure of Confidential Information.

4.1 Non-Competition, Non-Solicitation and Other Restrictions. Executive agrees that his employment involves access to and use of the Company’s trade secrets and confidential information, which are the valuable and exclusive property of the Company and its subsidiaries and affiliates. In addition to the provisions of Section 4.2 of this Agreement, and to further protect the Company’s trade secrets and confidential information, Executive agrees that during the Restricted Period, he will not, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation, or other legal entity, as principal, agent or otherwise:

(a) own any interest in, control, manage, operate, be employed by, consult with, finance, or otherwise participate in, a business (other than that of the Company) involved within the Trade Area (as hereinafter defined) in the marketing, sale, financing, distribution or brokerage of the following products or services: (1) aviation fuel, diesel fuel, gasoline, marine fuel or lubricants and related products and services, (2) oil, fuel or petroleum related derivatives, swap or similar products for purposes of managing price risk, (3) flight support services, including without limitation flight planning and permitting, weather forecasting, customs and immigration clearance, transportation and accommodation arrangements and in-flight voice and data communications, (4) ground handling services, including without limitation marshalling, parking, aircraft cleaning, catering and security, (5) charge card, credit card, debit or processing card services, or other credit, deferred payment arrangements, processing or services, in connection with the purchase and sale of any of the foregoing products or services, or (6) any other service or activity which is competitive with the products or services offered by the Company or its subsidiaries or affiliates during the eighteen (18) month period preceding the termination of Executive’s employment (the “Prior Period”) (the activities described in sub-sections (1) through (6) of this Section 4.1 are hereinafter referred to collectively as the “Businesses”);

(b) solicit (directly or indirectly) the patronage of any Restricted Customer or Prospective Customer for purposes of providing products or services competitive with the products or services offered by the Company or its subsidiaries or affiliates during the Prior Period;

(c) interfere, or seek to interfere, with the continuance of supplies to the Company or its subsidiaries or affiliates (or the terms relating to such supplies) from any suppliers who supplied goods or services to the Company or its subsidiaries or affiliates during the Prior Period; or

(d) solicit or induce, or in any manner attempt to solicit or induce, any person employed by the Company or its subsidiaries or affiliates to leave such employment, whether or not such employment is pursuant to a written contract or at will, or hire any person who has been employed by the Company or its subsidiaries or affiliates at any time during the eighteen (18) month period preceding such hiring.

For purposes of this Agreement, the “Restricted Period” shall mean the Employment Term and a period of (i) two (2) years following the termination of Executive’s employment for any reason other than the expiration of the Employment Term by reason of the Company providing to Executive its No Renewal Notice, or (ii) one (1) year following the termination of Executive’s employment as a result of the expiration of the Employment Term by reason of the Company providing to Executive its No Renewal Notice.

4.2 As used herein, the term “Trade Area”, “Restricted Customer” and “Prospective Customer” shall have the following meanings: (i) the term “Trade Area” shall mean the United States of America, and any other foreign countries or regions, which are regularly serviced by the Company or its subsidiaries or affiliates during the Prior Period, (ii) the term “Restricted Customer” shall mean any individual, partnership, corporation, or other legal entity to whom the Company or its subsidiaries or affiliates sold products or provided services at any time during the Prior Period, and (iii) the term “Prospective Customer” shall mean any individual, partnership, corporation, or other legal entity from whom the Company or its subsidiaries or affiliates solicited business at any time during the Prior Period.

4.3 Non-Disclosure of Confidential Information. Executive agrees that during the Employment Term and thereafter he will not, directly or indirectly, use or disclose any trade secrets or confidential information of the Company or its subsidiaries or affiliates. Trade secrets and confidential information shall include, but not be limited to: (1) lists of names, addresses and other contact information of customers and suppliers of the Company and its subsidiaries and affiliates, (2) pricing, profit margins, volumes and other terms applicable to transactions between existing and prospective customers and suppliers, (3) sales plans and strategies, compensation plans, compensation information, employee performance evaluations, business plans and strategies, (4) proprietary technology, software and computer systems, (5) market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company or its subsidiaries or affiliates, (6) internal reports, analysis, presentations and document templates and (7) the trade secret and confidential information of third parties to which the Company has any obligation of confidentiality.

4.4 Acknowledgments. Executive acknowledges and agrees that the Businesses are, by their very nature, international and global businesses that can be conducted through electronic means from virtually any location in the world, and that the Executive receives and has access to confidential and proprietary information relating to the Company’s business in which the Executive is not directly involved. Accordingly, Executive agrees that the business scope and Trade Area are both reasonable and appropriate. Executive agrees that imposing a narrower business scope or geographic limit would seriously undermine the efficacy of this Section 4 and the protections that it is intended to provide. Executive recognizes the importance of the covenants contained in this Section 4 and acknowledges that, based on his past experience and training as an Executive of the Company, unique skills and knowledge of the Company’s trade secrets and confidential information, and the projected expansion of the Company’s business, which Executive acknowledges extends throughout the United States and internationally, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company’s legitimate business interests, including without limitation, the Company’s trade secrets and confidential information, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of any of Executive’s rights as an individual. Executive acknowledges and agrees that the covenants contained in this Section 4 are essential elements of this Agreement and that but for these covenants, the Company would not have entered into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against the Company by Executive, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 4.

4.5 Injunctive and Other Relief. If Executive commits a breach or threatens to commit a breach of any of the provisions of this Section 4 the Company and its subsidiaries and affiliates each shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 4 specifically enforced by any court having equity jurisdiction, through injunctive or other relief (without any bond or security being required to be posted), it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company and its subsidiaries and affiliates, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company, or its subsidiaries and affiliates.

4.6 Severability; Tolling. If any covenant contained in this Section 4, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable. If Executive breaches the covenants set forth in this Section 4, the running of the Restricted Period (but not Executive’s obligation) shall be tolled for so long as such breach continues.

4.7 Non-Disparagement; Detrimental Actions. Executive agrees that following the termination of his employment with the Company he shall not (i) make any disparaging or negative comment to any other person or entity regarding the Company or its subsidiaries or affiliates, or their respective directors, officers or employees, his work conditions or the circumstances surrounding his separation from the Company, or encourage any other person or entity to make such disparaging or negative comment, (ii) contact any employee of the Company or its subsidiaries or affiliates through a company provided telephone, data device or electronic mail or messaging account or otherwise meet or communicate with such employees during business hours, or (iii) take any action, either directly, or encourage any other person or entity to take any action, that might reasonably be considered to be detrimental to the interests of the Company or its subsidiaries or affiliates, or their respective officers, directors or employees.

4.8 Cooperation. Following the Employment Term, Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any manner relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this provision upon his presentation of documentation for such expenses and (ii) Executive shall be reasonably compensated for any continued material services as required under this provision.

4.9 Survival. The provisions of this Section 4 shall survive the expiration and termination of this Agreement, and the termination of Executive’s employment hereunder for any reason. If after termination of this Agreement, or the Employment Term (or any renewal thereof), the Executive continues to provide services to the Company or any of its subsidiaries or affiliates as an at-will employee, consultant or in any other capacity, whether on a full or part-time basis, other than pursuant to Section 3.2(e) hereof, then notwithstanding anything to the contrary set forth herein, the Restricted Period shall not commence to run until the last day Executive provides services to the Company or the subsidiary or affiliate even though this Agreement or the Employment Term may have terminated at an earlier date.

5. Related Party Transactions. So long as Executive is employed by the Company, he shall not, without the prior written consent of the Company, cause or permit the Company or any of its subsidiaries or affiliates to enter into or effect any agreement or transaction, or provide or receive any service, between the Company or any subsidiary or affiliate on the one hand, and Executive or a Related Party (as defined below), on the other hand, except for the employment relationship contemplated hereby. In any event, any such agreements, transactions or services shall be at prices and terms which are not less favorable to the Company or any subsidiary or affiliate than the prices and terms available for similar agreements, transactions or services with unrelated third parties. As used herein, “Related Party” means (i) Executive, (ii) any person related by blood, adoption or marriage to Executive, (iii) any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least a five percent (5%) beneficial interest in the capital stock or other type of equity interest in such corporation, or (iv) any partnership, limited liability company or other entity in which any such party is a general partner, manager, or owner or limited partner having at least a five percent (5%) beneficial interest therein.

6. Company Property.

6.1 Ownership of Products and Services. The Company shall be the sole owner of all products and proceeds of Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that Executive may acquire, obtain, develop or create in connection with and during the term of Executive’s employment hereunder, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s right to receive compensation hereunder). Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties. Upon the termination of Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the Business which are in the possession of Executive (including all copies thereof), shall be promptly returned to the Company. Executive acknowledges and agrees that any cellular phone numbers relating to a cellular phone or data device provided to Executive by the Company (or the charges for which are paid by the Company) shall be the exclusive property of the Company and that Executive shall not during the Employment Term or thereafter transfer such phone numbers to any cellular phone or data device not owned by the Company.

6.2 Ownership of Inventions. Executive agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by the Company shall belong to the Company or any of its subsidiaries or affiliates, provided that such Inventions grew out of Executive’s work with the Company, are related in any manner to the Business or are conceived or made on the time of the Company or any of its subsidiaries or affiliates or with the use of the facilities or materials of the Company or any of its subsidiaries or affiliates. Executive shall (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventorship.

7. Miscellaneous.

7.1 Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by both parties hereto.

7.2 Governing Law; Jurisdiction and Venue. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade

County, Florida. Each of the parties hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

7.3 Tax Withholding. The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.4 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

7.5 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

7.6 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes any other employment agreements executed before the date hereof. There are no agreements, understandings, restrictions, representations, or warranties among the parties other than those set forth herein or herein provided for.

7.7 Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision. For purposes of this Agreement: “herein,” “hereby,” “hereunder,” “hereof,” “herewith,” “hereafter,” and “hereinafter” refer to this Agreement in its entirety, and not to any particular section or subsection. References to “including” means including without limiting the generality of any description preceding such term. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

7.8 Notices. All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or by facsimile transmission (with confirmation transmission), or upon the expiration of two (2) days after the date sent, if sent by Federal Express (or similar overnight courier service) to the parties at the following addresses:

If to Executive:	Michael S. Clementi [intentionally omitted]

If to the Company:	World Fuel Services Corporation 9800 NW 41st Street, Suite 400 Miami, FL 33178 Attn: Michael J. Kasbar, President Fax Number: (305) 392-5620

Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein. Any notice may be given on behalf of a party by its counsel.

7.9 Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. This Agreement is assignable by the Company and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.10 NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

7.11 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

7.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

8. Compliance with Section 409A.

8.1 General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).

8.2 Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.

8.3 6 Month Delay for Specified Employees.

(a) If Executive is a “specified employee”, then no payment or benefit that is payable on account of Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(b) For purposes of this provision, Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

8.4 No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

8.5 Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

8.6 Taxable Reimbursements and In-Kind Benefits.

(a) Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of Executive following the year in which the expense was incurred.

(b) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive.

(c) The right to any Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WORLD FUEL SERVICES, INC.

By its sole shareholder: WORLD FUEL SERVICES CORPORATION

By:	/s/ R. Alexander Lake
Name:	R. Alexander Lake
Title:	General Counsel and Corporate Secretary

Date: March 14, 2008

EXECUTIVE:

/s/ Michael S. Clementi
Michael S. Clementi

Date: March 14, 2008

Exhibit A has been

intentionally omitted.

EXHIBIT B

RESTRICTED STOCK UNIT GRANT AGREEMENT

1. Grant of Award. World Fuel Services Corporation, a Florida corporation (the “Company”) has awarded to Michael S. Clementi (the “Participant”), effective as of                     ,              (the “Grant Date”),                      restricted stock units (the “Restricted Stock Units” or “RSUs”) corresponding to the same number of shares (the “Shares”) of the Company’s common stock, par value US$0.01 per share (the “Common Stock”). The Restricted Stock Units have been granted under the Company’s [                    ], as it may be amended from time to time (the “Plan”), which is incorporated herein for all purposes, and pursuant to that certain Employment Agreement between the Company and the Participant of even date herewith (the “Employment Agreement”), and the grant of Restricted Stock Units shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Plan. As a condition to entering into this Agreement, and as a condition to the issuance of any Shares (or any other securities of the Company), the Participant agrees to be bound by all of the terms and conditions set forth in this Agreement and in the Plan.

2. Definitions. Capitalized terms and phrases used in this Agreement shall have the meaning set forth below. Capitalized terms used herein and not defined in this Agreement, shall have the meaning set forth in the Plan.

(a) “Cause” means “Cause” as defined in Section 3.1(d) of the Employment Agreement.

(b) “Disability” as defined in Section 3.1(b) of the Employment Agreement.

(c) “Employment Term” as defined in Section 1 of the Employment Agreement.

(d) “Good Reason” means “Good Reason” as defined in Section 3.3(c) of the Employment Agreement.

(e) “Restricted Period” means “Restricted Period” as defined in Section 4.1 of the Employment Agreement.

(f) “Termination Date” means the date on which the Participant is no longer an employee of the Company or any Subsidiary.

3. Vesting and Forfeiture of Shares.

(a) Subject to the provisions of this Section 3, 50% of the Restricted Stock Units shall become vested on the third anniversary of the Grant Date and the remaining 50% of the Restricted Stock Units shall become vested on the fourth anniversary of the Grant Date (each date on which vesting is to occur being a “Vesting Date”), provided that the Participant’s employment with the Company continues through and until the applicable Vesting Date. Except as otherwise provided in this Section 3, there shall be no proportionate or partial vesting of the Restricted Stock Units prior to the applicable Vesting Date. Termination of employment with the Company to accept immediate re-employment with a Subsidiary, or vice-versa, or termination of employment with a Subsidiary to accept immediate re-employment with a different Subsidiary, shall not be deemed termination of employment for purposes of this Section 3.

(b) The vesting of the Restricted Stock Units shall be accelerated if and to the extent provided in this Section 3(b):

(i) The Restricted Stock Units shall immediately vest upon the occurrence of a Change in Control of the Company while the Participant is then employed by the Company or any Subsidiary. Notwithstanding the foregoing, if in the event of a Change of Control the successor company assumes or substitutes for the Restricted Stock Units as of the date of the Change of Control, then the vesting of the Restricted Stock Units that are assumed or substituted for shall not be so accelerated as a result of such Change of Control. For this purpose, the Restricted Stock Units shall be considered assumed or substituted for only if (1) the Restricted Stock Units that are assumed or substituted for vest at the times that the Restricted Stock Units would have vested pursuant to this Agreement, and (2) following the Change of Control, the assumed or substituted award confers the right to receive, for each Restricted Stock Unit, immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company or its parent or subsidiary, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the vesting of any Restricted Stock Unit will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the preceding sentence, in the event of termination of the Participant’s employment by the successor company or its affiliates without Cause or by the Participant for Good Reason within 24 months following such Change in Control, the portion of the assumed or substituted award that had not vested as of the date of the Change in Control and that did not otherwise become vested after the Change in Control shall become vested as of the last day of the Restricted Period as defined in the Employment Agreement, provided, however, that such vesting shall be conditioned upon Participant’s compliance with Sections 4 and 6 of the Employment Agreement throughout the Restricted Period.

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(ii) In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the Vesting Date due to the Participant’s death, the Participant shall immediately vest in any Restricted Stock Units that would have vested within 1 year after the Termination Date and the balance of the Restricted Stock Units shall be immediately forfeited.

(iii) In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to a Vesting Date by the Company and its Subsidiaries by reason of the Participant’s Disability, the Participant shall vest on the last day of the Restricted Period in the then unvested Restricted Stock Units that would have vested on or before the first anniversary of the Termination Date (the “First Anniversary”) if the Participant had continued to be employed by the Company through and including the First Anniversary; provided, however, that such vesting shall be conditioned upon Participant’s compliance with Sections 4 and 6 of the Employment Agreement throughout the Restricted Period. Restricted Stock Units in excess of the Restricted Stock Units which may vest pursuant to this Section 3(b)(iii) shall be immediately forfeited upon the Termination Date.

(iv) In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the Vesting Date by the Company without Cause or the Employment Term expires and the Participant’s employment terminates on the expiration date of the Employment Agreement, then, the Participant shall vest on the last day of the Restricted Period in the portion, if any, of the Restricted Stock Units that has not previously vested; provided, however, that such vesting shall be conditioned upon Participant’s compliance with his obligations under Sections 4 and 6 of the Employment Agreement throughout the Restricted Period.

(v) Nothing in this Section 3 or this Agreement shall be deemed to limit or modify the non-competition, confidentiality or non-solicitation restrictions that the Participant is already subject to, which restrictions shall continue to be separately enforceable in accordance with their terms.

(c) Except as otherwise provided in Section 3(b) hereof, in the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the applicable Vesting Date, the Participant shall immediately forfeit all of the Restricted Stock Units that were not vested on or before the Termination Date.

4. Adjustment. The number of RSUs are subject to adjustment by the Committee in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of the Common Stock or the payment of a stock dividend on Common Stock, or any other increase or decrease in the number of Shares effected without receipt or payment of consideration by the Company.

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5. Settlement of Restricted Stock Units.

(a) Delivery of Stock. The Company shall deliver the Shares corresponding to the vested Restricted Stock Units which are the subject of this Agreement to the Participant within 30 days after the date on which the Restricted Stock Units become vested.

(b) Acceleration of Delivery upon a Change of Control. In the event that a Change of Control occurs and such Change of Control satisfies the requirements of Section 409A(a)(2)(A)(v) of the Code, then the Company shall deliver to the Participant the Shares corresponding to the Restricted Stock Units upon the occurrence of or immediately after such Change in Control, unless the successor company will assume or substitute another award for the award covered by this Agreement in the manner described in Section 3(b) hereof in connection with such Change of Control.

(c) Death of Participant. The Participant may designate, by written notice to the Company’s Secretary, a beneficiary or beneficiaries to whom any vested RSUs shall be transferred upon the death of the Participant. In the absence of such designation, or if no designated beneficiary survives Participant, such vested RSUs shall be transferred to the legal representative of the Participant’s estate. No such transfer of the RSUs, or the right to the Shares corresponding to such RSUs or any portion thereof into Common Stock, shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and with a copy of the will and/or such evidence as the Committee deems necessary to establish the validity of such transfer or right to convert, and an agreement by the transferee, administrator, or executor (as applicable) to comply with all the terms of this Agreement that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with this grant.

(d) Settlement Conditioned Upon Satisfaction of Tax Obligations. Notwithstanding the foregoing, the Company’s obligation to deliver Shares pursuant to this Section 5 shall be subject to, and conditioned upon, satisfaction of the Participant’s obligations relating to the applicable federal, state, local and foreign withholding or other taxes pursuant to Section 9 hereof.

6. Rights with Respect to Stock Represented by Restricted Stock Units.

(a) No Rights as Shareholder until Delivery. Except as otherwise provided in this Section 6, the Participant shall not have any rights, benefits or entitlements with respect to any Shares subject to this Agreement unless and until the Shares have been delivered to the Participant. On or after delivery of the Shares, the Participant shall have, with respect to the Shares delivered, all of the rights of a shareholder of the Company, including the right to vote the Shares and the right to receive all dividends, if any, as may be declared on the Shares from time to time.

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(b) Dividend Equivalents.

(i) Cash Dividends. As of each date on which the Company pays a cash dividend with respect to its Shares, the Company shall credit to a bookkeeping account (the “Cash Account”) for the Participant an amount equal to the cash dividend that would have been payable with respect to the Shares corresponding to the RSUs which are the subject of this Agreement as if those Shares had been issued and outstanding as of the dividend payment date. The value of the Participant’s Cash Account shall vest, and be distributable to the Participant, at the same time as the RSUs vest and the Shares corresponding to the RSUs are distributed to the Participant

(c) Stock Dividends. As of each date on which the Company pays a stock dividend with respect to its Shares, the Shares corresponding to the Restricted Stock Units shall be increased by the stock dividend that would have been payable with respect to the Shares that correspond to the Restricted Stock Units, and shall be subject to the same vesting requirements as the Restricted Stock Units, to which they relate, and to the extent vested, shall be distributed at the same time as Shares corresponding to vested Restricted Stock Units are distributed

7. No Assignment of RSUs. The Participant may not, directly or indirectly, sell, pledge or otherwise transfer any Restricted Stock Units or any rights with respect to the Cash Account.

8. Registration Statement. The Participant acknowledges and agrees that the Company has filed a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “1933 Act”) to register the Shares under the 1933 Act. The Participant acknowledges receipt of the Prospectus prepared by the Company in connection with the Registration Statement. Prior to conversion of the RSUs into Shares, or exercise of any substituted option, the Participant shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of federal and state securities law.

9. Taxes; Potential Forfeiture.

(a) Payment of Taxes. On or prior to the date on which any Shares corresponding to any vested Restricted Stock Units are delivered or the Participant’s vested Cash Account is paid, the Participant shall remit to the Company an amount sufficient to satisfy any applicable federal, state, local and foreign withholding or other applicable taxes. No Shares corresponding to any Restricted Stock Units which have vested, or any cash attributable to the Participant’s Cash Account, shall be delivered or paid to the Participant until the foregoing obligation has been satisfied.

(b) Alternative Payment Methods and Company Rights. The Company may, at its option, permit the Participant to satisfy his or her obligations under this Section 9, by tendering to the Company a portion of the Shares that otherwise would be delivered to the Participant pursuant to the Restricted Stock Unit. In the event that the Participant fails to satisfy his or her obligations under this Section 9, the Participant

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agrees that the Company shall have the right to satisfy such obligations on the Participant’s behalf by taking any one or more of the following actions (such actions to be in addition to any other remedies available to the Company): (1) withholding payment of salary, bonuses or any other amounts payable to the Participant (e.g., expense reimbursements) (2) selling all or a portion of the Shares underlying the Restricted Stock Units in the open market, or (3) withholding and cancelling all or a portion of the Shares corresponding to the vested Restricted Stock Units. Any acquisition of Shares corresponding to Restricted Stock Units by the Company as contemplated hereby is expressly approved by the Committee as part of the approval of this Agreement.

(c) Forfeiture for Failure to Pay Taxes. If and to the extent that the Participant fails to satisfy his or her obligations under this Section 9 and the Company does not exercise its right to satisfy those obligations under the preceding sentence with respect to any RSUs or any portion of the vested Cash Account within 30 days after the date on which the Shares corresponding to the vested RSU or vested Cash Account otherwise would be delivered pursuant to Section 5(a), (b) or (c) hereof or within 30 days after the date on which the vested Cash Account otherwise would be paid pursuant to Section 6(b) hereof, as applicable, the Participant immediately shall forfeit any rights with respect to the portion of the RSUs or vested Cash Account to which such failure relates.

10. No Effect on Employment. Except as otherwise provided in the Employment Agreement, the Participant’s employment with the Company and any Subsidiary is on an at-will basis only. Accordingly, subject to the terms of such Employment Agreement, nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any lawful reason whatsoever or for no reason, with or without cause and with or without notice. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.

11. Other Benefits. Except as provided below, nothing contained in this Agreement shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary.

12. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

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14. Governing Law/Jurisdiction. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

15. Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

16. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

17. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

18. Miscellaneous. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. This Agreement and the Plan can be amended or terminated by the Company to the extent permitted under the Plan. Amendments hereto shall be effective only if set forth in a written statement or contract, executed by a duly authorized member of the Committee. The Participant shall at any time and from time to time after the date of this Agreement, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may reasonably be required to give effect to the terms hereof, or otherwise to satisfy and perform Participant’s obligations hereunder.

19. Compliance with Section 409A.

(a) If and to the extent that the Committee believes that the Restricted Stock Units or rights to the Cash Account may constitute a “nonqualified deferred

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compensation plan” under Section 409A of the Code, the terms and conditions set forth in this Agreement (and/or the provisions of the Plan applicable thereto) shall be interpreted in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of the Participant, may amend this Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines necessary or appropriate to comply with applicable requirements of Section 409A of the Code.

(b) If and to the extent required to comply with Section 409A of the Code:

(i) Payments or delivery of Shares under this Agreement may not be made earlier than (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in this Agreement at the date of the deferral of such compensation, or (y) a “change in the ownership or effective control” of the corporation, or in the “ownership of a substantial portion of the assets” of the corporation;

(ii) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service; and

(iii) If the Participant is a “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to this Agreement.

(c) Notwithstanding the foregoing, the Company does not make any representation to the Participant that the RSUs awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, that either is consented to by the Participant or that the Company reasonably believes should not result in a violation of Section 409A of the Code, is deemed to violate any of the requirements of Section 409A of the Code.

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20. Unfunded Agreement. The rights of the Participant under this Agreement with respect to the Company’s obligation to distribute Shares corresponding to vested RSUs and the value of the Participant’s vested Cash Account, if any, shall be unfunded and shall not be greater than the rights of an unsecured general creditor of the Company.

21. Stock Retention Policy. The Participant understands that the Compensation Committee of the Board of Directors of the Company (the “Committee”) has adopted a policy that requires the Participant to retain ownership of half (50%) of the Shares acquired by Participant hereunder (net of the number of Shares which would need to be sold to satisfy any applicable taxes owed upon conversion), for a period of five (5) years after issuance of such Shares (or until the Participant’s employment with, and services for, the Company and its Subsidiaries terminates, if earlier). The Participant agrees to comply with such policy, and any modifications thereof that may be adopted by the Committee from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

WORLD FUEL SERVICES CORPORATION

By:
Name:
Title:

PARTICIPANT

Signature:
Print Name:	Michael S. Clementi

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EXHIBIT C

STOCK-SETTLED STOCK APPRECIATION RIGHT AGREEMENT

1. Grant of SSARs. World Fuel Services Corporation, a Florida corporation (the “Company”) has awarded to Michael S. Clementi (the “Participant”), effective as of                 ,          (the “Grant Date”), 50,000 SSARs (the “SSARs” or “SSARs”) corresponding to the same number of shares (the “Shares”) of the Company’s common stock, par value US$0.01 per share (the “Common Stock”). The SSARs have been granted under the Company’s 2006 Omnibus Plan as it may be amended from time to time (the “Plan”), which is incorporated herein for all purposes, and pursuant to that certain Employment Agreement between the Company and the Participant of even date herewith (the “Employment Agreement”), and the grant of the SSARs shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Plan. The SSARs entitle the Participant to receive shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), the aggregate Fair Market Value of which is equal to the product of: (A) the number of SSARs granted pursuant to this Agreement and that become vested pursuant to Section 3 hereof, multiplied by (B) the excess of (i) the Fair Market Value of the Common Stock on the date or dates upon which the Participant converts the vested SSARs to Common Stock, over (ii) the Conversion Price. As a condition to entering into this Agreement, and as a condition to the issuance of any shares of Common Stock (or any other securities of the Company), the Participant agrees to be bound by all of the terms and conditions set forth in this Agreement and in the Plan.

2. Definitions. Capitalized terms and phrases used in this Agreement shall have the meaning set forth below. Capitalized terms used herein and not defined in this Agreement, shall have the meaning set forth in the Plan.

(a) “Cause” means “Cause” as defined in Section 3.1(d) of the Employment Agreement.

(b) “Conversion Price” means [    ] per SSAR, subject to adjustments as provided in Section 4 hereof or pursuant to the Plan.

(c) “Disability” means “Disability” as defined in Section 3.1(b) of the Employment Agreement.

(d) “Employment Term” means “Employment Term” as defined in Section 1 of the Employment Agreement.

(e) “Good Reason” means “Good Reason” as defined in Section 3.3(c) of the Employment Agreement.

(f) “Restricted Period” means “Restricted Period” as defined in Section 4.1 of the Employment Agreement.

(g) “Termination Date” means the date on which the Participant is no longer an employee of the Company or any Subsidiary.

3. Vesting and Forfeiture of Shares.

(a) Subject to the provisions of this Section 3, 50% of the SSARs shall become vested on the third anniversary of the Grant Date and the remaining 50% of the SSARs shall become vested on the fifth anniversary of the Grant Date (each date on which vesting is to occur being a “Vesting Date”), provided that the Participant’s employment with the Company continues through and until the applicable Vesting Date. Except as otherwise provided in this Section 3, there shall be no proportionate or partial vesting of the SSARs prior to the applicable Vesting Date. Termination of employment with the Company to accept immediate re-employment with a Subsidiary, or vice-versa, or termination of employment with a Subsidiary to accept immediate re-employment with a different Subsidiary, shall not be deemed termination of employment for purposes of this Section 3.

(b) The vesting of the SSARs shall be accelerated if and to the extent provided in this Section 3(b):

(i) The SSARs shall immediately vest upon the occurrence of a Change in Control of the Company while the Participant is then employed by the Company or any Subsidiary. Notwithstanding the foregoing, if in the event of a Change of Control the successor company assumes or substitutes for the SSARs as of the date of the Change of Control, then the vesting of the SSARs that are assumed or substituted for shall not be so accelerated as a result of such Change of Control. For this purpose, the SSARs shall be considered assumed or substituted for only if (1) the SSARs that are assumed or substituted for vest at the times that the SSARs would have vested pursuant to this Agreement, and (2) following the Change of Control, the assumed or substituted award confers the right to receive, for each SSAR, immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company or its parent or subsidiary, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the vesting and exercise of any SSARs will be solely common stock of the successor company or its parent or subsidiary equal to the Fair Market Value of the SSAR, as determined by the Committee. Notwithstanding the preceding sentence, in the event of termination of the Participant’s employment by the successor company or its affiliates without Cause or by the Participant for Good Reason within 24 months following such

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Change in Control, the portion of the assumed or substituted award that had not vested as of the date of the Change in Control and that did not otherwise become vested after the Change in Control shall become vested as of the last day of the Restricted Period, provided, however, that such vesting shall be conditioned upon Participant’s compliance with Sections 4 and 6 of the Employment Agreement throughout the Restricted Period.

(ii) In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to a Vesting Date due to the Participant’s death, the Participant shall immediately vest in any SSARs that would have vested within 1 year after the Termination Date, and the balance of the SSARs shall be immediately forfeited.

(iii) In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to a Vesting Date by the Company and its Subsidiaries by reason of the Participant’s Disability, the Participant shall vest on the last day of the Restricted Period in the then unvested SSARs that would have vested on or before the first anniversary of the Termination Date (the “First Anniversary”) if the Participant had continued to be employed by the Company through and including the First Anniversary; provided, however, that such vesting shall be conditioned upon Participant’s compliance with Sections 4 and 6 of the Employment Agreement throughout the Restricted Period. Unvested SSARs that would not vest on or before the First Anniversary shall be immediately forfeited upon the Termination Date.

(iv) In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the Vesting Date by the Company without Cause or the Employment Term expires and the Participant’s employment terminates on the expiration date of the Employment Agreement, then, the Participant shall vest on the last day of the Restricted Period in the portion, if any, of the SSARs that has not previously vested; provided, however, that such vesting shall be conditioned upon Participant’s compliance with his obligations under Sections 4 and 6 of the Employment Agreement throughout the Restricted Period.

(v) Nothing in this Section 3 or this Agreement shall be deemed to limit or modify the non-competition, confidentiality or non-solicitation restrictions that the Participant is already subject to, which restrictions shall continue to be separately enforceable in accordance with their terms.

(c) Except as otherwise provided in Section 3(b) hereof, in the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the applicable Vesting Date, the Participant shall immediately forfeit all of the SSARs that were not vested on or before the Termination Date.

4. Adjustment. The number of SSARs and/or the Conversion Price are subject to adjustment by the Committee in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of the Common Stock or the payment of a stock dividend on Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt or payment of consideration by the Company.

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5. Substitution of SSARs. The Committee shall have the authority to substitute, without receiving the Participant’s permission, options to purchase Common Stock for the SSARs in the event that the Committee determines, in its sole discretion, that such substitution is necessary or desirable based on legal and/or accounting requirements applicable to the Company or the Participant; provided, that (i) the vesting and expiration terms of any such substituted option shall be the same as set forth in this Agreement, (ii) the exercise price of any such substituted option shall be equal to the Conversion Price, and (iii) the exercisability and transferability of any such substituted option shall be consistent with the Plan and this Agreement and in compliance with applicable law; and provided further, that the Committee also shall have the ability to revert, without receiving the Participant’s permission, any unvested substituted options to purchase Common Stock back to equivalent SSARs, in the event that the Committee determines, in its sole discretion, that such reversion is necessary or desirable based on legal and/or accounting requirements applicable to the Company or the Participant.

6. Termination of SSARs. Any SSARs that have not previously been exercised or forfeited shall terminate on the date that is 30 days after the fifth anniversary of the Grant Date (the “Expiration Date”).

7. Persons Eligible to Convert SSARs. The SSARs shall be convertible into Common Stock during the Participant’s lifetime by the Participant or upon the death of the Participant by a transferee to whom the SSAR or the right to convert the SSAR into Common Stock has been transferred pursuant to Section 8 below.

8. Death of Participant. The Participant may designate, by written notice to the Company’s Secretary, a beneficiary or beneficiaries to whom any vested but unconverted portion of the SSARs shall be transferred upon the death of the Participant. In the absence of such designation, such vested but unconverted portion will be transferred to the Participant’s estate. No such transfer of the SSARs, or the right to convert the SSARs or any portion thereof into Common Stock, shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and with a copy of the will and/or such evidence as the Committee deems necessary to establish the validity of such transfer or right to convert, and an agreement by the transferee, administrator, or executor (as applicable) to comply with all the terms of this Agreement that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with this grant.

9. Conversion of SSARs. Subject to Section 14 hereof, the vested SSARs may be converted into Common Stock, in whole or in part, by the person then entitled to do so as to any vested portion by giving written notice of conversion to the attention of the Company’s Secretary and specifying the number of full Shares with respect to which the SSARs are being converted. No partial conversion of the vested SSARs may be for less than ten (10) Shares or multiples thereof. No fractional shares of Common Stock shall be issued by the Company in connection with the conversion of the vested SSARs.

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In lieu of issuing fractional shares, the Company shall pay the Participant cash in an amount equal to the Fair Market Value of any fractional shares that the Participant may be entitled to receive upon the conversion hereof.

10. Maximum Term of SSARs. Notwithstanding any other provision of this Agreement, the SSARs are not convertible into Common Stock after the Expiration Date.

11. No Rights of Stockholder. Neither the Participant (nor any beneficiary or transferee) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the shares of Common Stock issuable upon the conversion of the SSARs, unless and until the shares of Common Stock are delivered to the Participant. Except as expressly provided in Section 4 above or in the Plan, no adjustment to the SSARs shall be made for dividends or other rights for which the record date occurs prior to the date the certificates representing such shares of Common Stock are delivered.

12. No Assignment of SSARs. Except as provided in Section 8 above, the SSARs may not be transferred, directly or indirectly.

13. Registration Statement. The Participant acknowledges and agrees that the Company has filed a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “1933 Act”) to register the Shares under the 1933 Act. The Participant acknowledges receipt of the Prospectus prepared by the Company in connection with the Registration Statement. Prior to conversion of the SSARs into Shares, or exercise of any substituted option, the Participant shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of federal and state securities law.

14. Taxes; Exercise Price. Prior to converting any vested SSARs or exercising any vested substituted options, the Participant shall pay to the Company an amount determined by the Company to be sufficient to satisfy any applicable federal, state, local and foreign withholding or other taxes (“Withholding Tax”) and, in the case of substituted options, the applicable exercise price. The Company may, at its option, permit the Participant or other person converting the vested SSARs or exercising the vested options to satisfy his or her obligations by surrendering to the Company a portion of the shares of Common Stock that the Participant or such person would otherwise be entitled to receive upon such conversion or exercise. Any acquisition of shares of Common Stock by the Company as contemplated hereby is expressly approved by the Committee as part of the approval of the SSARs. Until such time as the Participant has satisfied the requirements of this Section 14, the Company shall have no obligation to effect a conversion of SSARs or exercise of substituted options hereunder.

15. No Effect on Employment. Except as otherwise provided in the Participant’s Employment Agreement, the Participant’s employment with the Company and any Subsidiary is on an at-will basis only. Accordingly, subject to the terms of such Employment Agreement, nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary,

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which are hereby expressly reserved, to terminate the employment of the Participant at any time for any lawful reason whatsoever or for no reason, with or without cause and with or without notice. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.

16. Other Benefits. Except as provided below, nothing contained in this Agreement shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other Participant welfare plan or program of the Company or any Subsidiary.

17. Binding Agreement. Subject to the limitation on the transferability of the SSARs contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

19. Governing Law/Jurisdiction. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

20. Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

21. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

22. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

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23. Miscellaneous. This Agreement and the Plan constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. This Agreement and the Plan can be amended or terminated by the Company to the extent permitted under the Plan. Amendments hereto shall be effective only if set forth in a written statement or contract, executed by a duly authorized member of the Committee. The Participant shall at any time and from time to time after the date of this Agreement, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may reasonably be required to give effect to the terms hereof, or otherwise to satisfy and perform the Participant’s obligations hereunder.

24. Compliance with Section 409A.

(a) It is intended that the SSARs awarded pursuant to this Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) compensation payable under each SSAR cannot be greater than the excess of the Fair Market Value of a Share (disregarding lapse restrictions as defined in Section 1.83-3(i) of the Treasury Regulations) on the date the SSAR is exercised over the Conversion Price, with respect to a number of Shares fixed on the Grant Date; (ii) the Conversion Price may never be less than the Fair Market Value (disregarding lapse restrictions as defined in Section 1.83-3(i) of the Treasury Regulations) of a Share on the Grant Date; and (iii) the SSAR does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SSAR. The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Participant’s prior written consent if and to the extent that the Company believes or reasonably should believe that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A. In the event that either the Company or the Participant believes, at any time, that any benefit or right under this Agreement is subject to Section 409A, and does not comply with the requirements of Section 409A, it shall promptly advise the other and the Company and the Participant shall negotiate reasonably and in good faith to amend the terms of such benefits and rights, if such an amendment may be made in a commercially reasonable manner, such that they comply with Section 409A with the most limited possible economic affect on the Participant and on the Company.

(b) Notwithstanding the foregoing, the Company does not make any representation to the Participant that the SSARs awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Agreement, or any

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amendment or modification thereof, or any other action taken with respect thereto, that either is consented to by the Participant or that the Company reasonably believes should not result in a violation of Section 409A, is deemed to violate any of the requirements of Section 409A.

25. Stock Retention Policy. The Participant understands that the Committee has adopted a policy that requires the Participant to retain ownership of half (50%) of the Shares acquired by Participant hereunder (net of the number of Shares which would need to be sold to satisfy any applicable taxes owed upon conversion), for a period of five (5) years after issuance of such Shares (or until the Participant’s employment with, and services for, the Company and its Subsidiaries terminates, if earlier). The Participant agrees to comply with such policy, and any modifications thereof that may be adopted by the Committee from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

WORLD FUEL SERVICES
CORPORATION

By:
Name:
Title:

PARTICIPANT

Signature:
Print Name:	Michael S. Clementi

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EXHIBIT D

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1.                                          (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Sections [3.2] [ 3.3] (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit D (the “Employment Agreement”), does hereby release and forever discharge                                          (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any actions to enforce rights arising under, or any claim for benefits which may be due Executive pursuant to, Section [3.2] [3.3] of the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

2. Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

3. Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

5. Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6. This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

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